As filed with the Securities and Exchange Commission on October 7, 2020
No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FRESHPET, INC.
(Exact name of registrant as specified in its charter)
Delaware	20-1884894
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 Plaza Drive, 1st Floor	07094
Secaucus, New Jersey	(Zip Code)
(Address of Principal Executive Offices)

Freshpet, Inc. Second Amended and Restated 2014 Omnibus Incentive Plan
Inducement Nonqualified Stock Option Agreement with Heather Pomerantz
Inducement Nonqualified Stock Option Agreement with William Cyr
(Full title of the plans)

Stephen Macchiaverna
EVP, Secretary & Treasurer
400 Plaza Drive, 1st Floor
Secaucus, New Jersey 07094
(201) 520-4000
(Name, address and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
Christian O. Nagler, Esq.
Luke R. Jennings, Esq.
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
(212) 446-4800
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:
Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.001 per share
2014 Plan	1,389,421(2)	$21.48(3)	$29,844,763.08	$3,256.06
2014 Plan	191,940(4)	$110.61(5)	$21,230,483.40	$2,316.25
2014 Plan	2,051,141(6)	$110.61(5)	$226,876,706.01	$24,752.25
Inducement Award with H. Pomerantz	15,000(7)	$60.70(3)	$910,500.00	$99.34
Inducement Award with W. Cyr	1,000,000(8)	$10.23(3)	$10,230,000.00	$1,116.09
Total	4,647,502		$289,092,452.49	$31,539.99

(1)  Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable because of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock.
(2)  Represents shares of common stock issuable upon the exercise of stock options that are currently outstanding under the Freshpet, Inc. Second Amended and Restated 2014 Omnibus Incentive Plan (the “2014 Plan”).
(3)  Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act and based upon the weighted average exercise price per share for outstanding stock options granted under the applicable plan.
(4)  Represents shares of common stock issuable upon the vesting of restricted stock units that are currently outstanding under the 2014 Plan.
(5)  Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act and based upon $110.61, the average of the high and low prices of the Freshpet, Inc.’s common stock reported on the Nasdaq Global Market on September 30, 2020.
(6)  Represents shares of common stock that are currently authorized for issuance upon the exercise of awards that have not been granted under the 2014 Plan.
(7)  Represents shares of common stock issuable upon the exercise of stock options that are currently outstanding under the Inducement Nonqualified Stock Option Agreement with Heather Pomerantz.
(8)  Represents shares of common stock issuable upon the exercise of stock options that are currently outstanding under the Inducement Nonqualified Stock Option Agreement with William Cyr.

INTRODUCTORY NOTE
This registration statement is being filed by Freshpet, Inc. (the “Company”) to register 3,632,502 additional shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), issuable under the Freshpet, Inc. Second Amended and Restated 2014 Omnibus Incentive Plan (the “2014 Plan”) and 1,015,000 shares of Common Stock issuable upon the exercise of stock options granted to employees of the Company as an inducement material to entry into employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4). Pursuant to General Instruction E to Form S-8, and only with respect to the Common Stock being registered under the 2014 Plan, this registration statement incorporates by reference the contents of the registration statement on Form S-8, File No. 333-200936, filed by the Company with the Securities and Exchange Commission (the “SEC”) on December 12, 2014.
PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
Item 1.	Plan Information.*
Item 2.	Registrant Information and Employee Plan Annual Information.*

*
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.	Incorporation of Documents by Reference.
The following documents filed by the Company with the SEC are incorporated in this Registration Statement by reference:
(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 25, 2020;
(b)	The Company’s Amendment No. 1 to its Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on April 29, 2020;
(c)	The Company’s Quarterly Reports on Form 10-Q for the quarter ended on March 31, 2020, filed with the SEC on May 5, 2020, and the quarter ended June 30, 2020, filed with the SEC on August 4, 2020;
(d)
The Company’s Current Reports on Form 8-K, filed with the SEC on March 2, 2020, April 20, 2020, May 22, 2020, June 3, 2020 and September 25, 2020 (other than information deemed to have been “furnished” rather than “filed” in accordance with the SEC’s rules); and

(e)
The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-36729), filed with the Commission on November 5, 2014, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such descriptions.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.	Description of Securities.
Not applicable.
Item 5.	Interests of Named Experts and Counsel.
Not applicable.
Item 6.	Indemnification of Directors and Officers.
The Company is incorporated under the laws of the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGLC or obtained an improper personal benefit. Our Fourth Amended and Restated Certificate of Incorporation (the “Certificate”) provides for this limitation of liability.
Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person, including an officer or director, who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.
Our amended and restated bylaws (the “Bylaws”) provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.
We have entered into indemnification agreements with each of our current directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
The foregoing summaries are necessarily subject to the complete text of the DGCL statutes referenced above, the Certificate, the Bylaws and the agreements referred to above and are qualified in their entirety by reference thereto.
Item 7.	Exemption from Registration Claimed.
Not applicable.
Item 8.	Exhibits.
The following exhibits are filed as part of this Registration Statement:
Exhibit Number	Description
3.1
Fourth Amended and Restated Certificate of Incorporation of Freshpet, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on September 25, 2020)

3.2	Amended and Restated Bylaws of Freshpet, Inc. (incorporated by reference to the Company’s Registration on Form S-8, filed on December 12, 2014)

5.1	Opinion of Kirkland & Ellis LLP

23.1	Consent of KPMG LLP

23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

99.1	Freshpet, Inc. Second Amended and Restated 2014 Omnibus Incentive Plan

99.2	Nonqualified Stock Option Inducement Award Agreement by and between Freshpet, Inc. and William B. Cyr, dated September 6, 2016

99.3	Nonqualified Stock Option Inducement Award Agreement by and between Freshpet, Inc. and Heather Pomerantz, dated January 12, 2020

Item 9.	Undertakings.
(a)	The undersigned registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Secaucus, State of New Jersey, on October 7, 2020.
FRESHPET, INC.

By:	/s/ Stephen Macchiaverna
Name: Stephen Macchiaverna
Title: EVP, Secretary & Treasurer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Stephen Macchiaverna, with full power of substitution and resubstitution, his or her true and lawful attorney-in fact and agent, with full powers to him to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorney, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as she or he might or could do in person, and hereby ratifying and confirming all that said attorney, or his substitute or substitutes, may lawfully do or cause to be done by virtue of this Power of Attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on October 7, 2020, in the capacities indicated.
Name	Title

/s/ William B. Cyr	Chief Executive Officer and Director
William B. Cyr	(Principal Executive Officer)

/s/ Heather Pomerantz	Chief Financial Officer
Heather Pomerantz	(Principal Accounting and Financial Officer)

/s/ Charles A. Norris	Director
Charles A. Norris

/s/ Olu Beck	Director
Olu Beck

/s/ J. David Basto	Director
J. David Basto

/s/ Daryl G. Brewster	Director
Daryl G. Brewster

/s/ Lawrence S. Coben	Director
Lawrence S. Coben

/s/ Walter N. George III	Director
Walter N. George III

/s/ Jacki S. Kelley	Director
Jacki S. Kelley

/s/ Leta D. Priest	Director
Leta D. Priest

/s/ Craig D. Steeneck	Director
Craig D. Steeneck